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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        TOTAL RENAL CARE HOLDINGS, INC.


    Total Renal Care Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

    FIRST:   That the Corporation was originally incorporated under the name
Medical Ambulatory Care Delaware, Inc., and the date of the filing of the Corporation's original Certificate of Incorporation with the Delaware Secretary of State was April 4, 1994.

    SECOND: That the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable the following amendment to the Corporation's Certificate of Incorporation:

          "NOW, THEREFORE, BE IT RESOLVED, that the first paragraph of Article Fourth of the Company's Certificate of Incorporation be amended to read in its entirety as follows (the "Amendment"):

          "A. SHARES AUTHORIZED. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Two Hundred Million (200,000,000) shares consisting of One Hundred Ninety-Five Million (195,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").""

    THIRD:   That the foregoing amendment was duly adopted by all of the duly elected directors of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

    FOURTH: The foregoing amendment was duly adopted by a majority of the outstanding shares of stock of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of
Delaware and the Corporation's Certificate of Incorporation.
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    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Barry C. Cosgrove, its Vice President, General Counsel and Secretary, this 26th day of February, 1998.


                              TOTAL RENAL CARE HOLDINGS, INC.,
                              a Delaware corporation



                              By:
                                 -------------------------------------
                                    Barry C. Cosgrove,
                                    Vice President, General Counsel
                                    and Secretary



56101.1

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